Exhibit 5.3

to Registration Statement

Registration No. 33-84276

[Letterhead of Pillsbury Winthrop LLP]

April 29, 2002

Jones, Walker, Waechter, Poitevent,

Carrère & Denègre, L.L.P.

201 St. Charles Avenue

New Orleans, Louisiana 70170-5100

Ladies and Gentlemen:

            CenturyTel, Inc., a Louisiana corporation (the "Company"), has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3, as amended (the "Registration Statement"), with respect to $3,000,000,000 maximum aggregate offering price of various securities to be issued by the Company and CenturyTel Capital Trust I, including contracts to purchase shares of the Company's Common Stock, $1.00 par value, or the Company's debt securities (the "Stock Purchase Contracts") and units, each comprised of one or more of the securities registered pursuant to the Registration Statement, including a Stock Purchase Contract and the Company's debt securities (the "Stock Purchase Units"), to be issued and sold from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act").

            In connection with the filing of the Registration Statement, we have reviewed originals (or copies certified or otherwise identified to our satisfaction) of the Registration Statement (including the exhibits thereto), the Amended and Restated Articles of Incorporation and By-Laws of the Company as in effect on the date hereof, corporate and other documents, records and papers and certificates of public officials. We are members of the Bar of the State of New York and, for purposes of this opinion, do not hold ourselves out as experts of the laws of any jurisdiction other than the State of New York.

            On the basis of such review and assuming that (i) the applicable provisions of the Securities Act, the Trust Indenture Act of 1939, as amended, and the securities or "blue sky" laws of various states shall have been complied with, (ii) appropriate resolutions have been adopted by the Board of Directors of the Company (or a duly appointed committee or representative thereof) and (iii) the applicable securities have been issued and sold upon the terms specified in such resolutions, we are of the opinion that when (i) the Stock Purchase Contracts or the Stock Purchase Units (and any other securities comprising a Stock Purchase Unit), as the case may be, have been issued and sold on the terms and conditions set forth in the Registration Statement, the prospectus contained therein and the applicable supplement thereto and (ii) the applicable purchase contract agreement, any related pledge agreement and any indenture or other agreement related to the securities comprising a Stock Purchase Unit have been duly authorized, executed and delivered by the parties thereto, such Stock Purchase Contracts and Stock Purchase Units will be valid and binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors' rights, to general equitable principles (whether considered in a proceeding in equity or at law) and to an implied covenant of reasonableness, good faith and fair dealing.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Pillsbury Winthrop LLP